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                                                                       EXHIBIT 2

                          AGREEMENT AND PLAN OF MERGER

         This AGREEMENT AND PLAN OF MERGER (hereinafter called the "Merger Agreement") is made as of May 28, 1999, by and between BBC Graphics, Inc., a Florida corporation ("BBC"), and BBC Graphics of Palm Beach, Inc., a Florida corporation ("BBC of Palm Beach"). BBC and BBC of Palm Beach are sometimes referred to as the "Constituent Corporations."

         WHEREAS, the authorized capital stock of BBC consists of ten thousand (10,000) shares of common stock, $0.10 par value per share ("BBC Common Stock") of which five hundred (500) shares of BBC Common Stock are outstanding and duly issued to the person listed on the attached Exhibit A. The authorized capital stock of BBC of Palm Beach consists of five hundred (500) shares of common stock, $1.00 par value per share ("BBC of Palm Beach Common Stock"), of which no shares of BBC of Palm Beach Common Stock have been issued or are outstanding.

         WHEREAS, the officer and director of each Constituent Corporation is Suzanne Brady.

         WHEREAS, the directors of the Constituent Corporations deem it advisable and to the advantage of said corporations that BBC merge into BBC of Palm Beach upon the terms and conditions herein provided.

         NOW, THEREFORE, the parties do hereby adopt the plan of reincorporation encompassed by this Merger Agreement and do hereby agree that BBC shall merge into BBC of Palm Beach on the following terms, conditions and other provisions:

A. TERMS AND CONDITIONS

         a. MERGER. BBC shall be merged with and into BBC of Palm Beach (the "Merger"), and BBC of Palm Beach shall be the surviving corporation (the "Surviving Corporation") effective as of May 28, 1999 (the "Effective Date").

         b. SUCCESSION. On the Effective Date, BBC of Palm Beach shall continue its corporate existence under the laws of the State of Florida, and the separate existence and corporate organization of BBC, except insofar as it may be continued by operation of law, shall be terminated and cease.

         c. TRANSFER OF ASSETS AND LIABILITIES. On the Effective Date, the rights, privileges, powers and franchises, both of a public as well as of a private nature, of each of the Constituent Corporations shall be vested in and possessed by the Surviving Corporation, subject to all of the disabilities, duties and restrictions of or upon each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations; and all property, real, personal and mixed, of each



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of the Constituent Corporations, and all debts due to each of the Constituent
Corporations on whatever account, and all things in action or belonging to each of the Constituent Corporations shall be transferred to and vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest, shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger; provided, however, that the liabilities of the Constituent Corporations and of their shareholders, directors and officers shall not be affected and all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted to judgment as if the Merger had not taken place except as they may be modified with the consent of such creditors and all debts, liabilities and duties of or upon each of the Constituent Corporations shall attach to the Surviving Corporation, and may be enforced against it to the same extent as if such debts, liabilities and duties had been incurred or contracted by it.

         d. COMMON STOCK OF BBC AND BBC OF PALM BEACH. On the Effective Date, by virtue of the Merger and without any further action on the part of the Constituent Corporations or their shareholders, (i) each share of BBC Common Stock issued and outstanding immediately prior thereto shall be changed and converted into one fully paid and nonassessable share of the BBC of Palm Beach Common Stock as set forth on Exhibit A.

         e. STOCK CERTIFICATES. On or after the Effective Date, all of the outstanding certificates which prior to that time represented shares of the BBC Common Stock shall be deemed for all purposes to evidence ownership of and to represent the shares of BBC of Palm Beach into which the shares of BBC represented by such certificates have been converted as herein provided and shall be so registered on the books and records of the Surviving Corporation or its transfer agents. The registered owner of any such outstanding stock certificate shall, until such certificate shall have been surrendered for transfer or conversion or otherwise accounted for to the Surviving Corporation or its transfer agent, have and be entitled to exercise any voting and other rights with respect to and to receive any dividend and other distributions upon the shares of BBC of Palm Beach evidenced by such outstanding certificate as above provided.

B. CHARTER DOCUMENTS, DIRECTORS AND OFFICERS

         a. CERTIFICATE OF INCORPORATION AND BY-LAWS. The Certificate of Incorporation and By-laws of BBC of Palm Beach in effect on the Effective Date shall continue to be the Articles of Incorporation and By-laws of the Surviving Corporation.

         b. DIRECTORS. The directors of BBC of Palm Beach immediately preceding the Effective Date shall become the directors of the Surviving Corporation on and after the Effective Date to serve until the expiration of their terms and until their successors are elected and qualified.


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         c. OFFICERS. The officers of BBC of Palm Beach immediately preceding the Effective Date shall become the officers of the Surviving Corporation on and after the Effective Date to serve at the pleasure of its Board of Directors.

C. MISCELLANEOUS

         a. FURTHER ASSURANCES. From time to time, and when required by the Surviving Corporation or by its successors and assigns, their shall be executed and delivered on behalf of BBC all documents and instruments, and there shall be taken or caused to be taken by it such further and other action, as shall be appropriate or necessary in order to vest or perfect in or to conform of record or otherwise, in the Surviving Corporation the title to and possession of all the property, interests, assets, rights, privileges, immunities, powers, franchises and authority of BBC and otherwise to carry out the purposes of this Merger Agreement, and the officers and directors of the Surviving Corporation are fully authorized in the name and on behalf of BBC or otherwise to take any and all such action and to execute and deliver any and all such deeds and other instruments.

         b. AMENDMENT. This Merger Agreement may be amended in any manner as may be determined in the judgment of the respective Board of Directors of BBC of Palm Beach and BBC to be necessary, desirable, or expedient in order to clarify the intention of the parties hereto or to effect or facilitate the purpose and intent of this Merger Agreement.

         c. CONDITIONS TO MERGER. The obligation of the Constituent Corporations to effect the transactions contemplated hereby is subject to satisfaction of the following conditions (any or all of which may be waived by either of the Constituent Corporations in its sole discretion to the extent permitted by law):

                  (1) the Merger shall have been approved by the shareholders of BBC in accordance with applicable provisions of the General Corporation law of the State of Florida;

                  (2) the Merger shall have been approved by the Board of Directors of the Constituent Corporations in accordance with the provisions of the Business Corporation Act of the State of Florida; and

                  (3) any and all consents, permits, authorizations, approvals, and orders deemed in the sole discretion of BBC to be material to the consummation of the Merger shall have been obtained.

         d. ABANDONMENT OR DEFERRAL. At any time before the Effective Date, this Merger Agreement may be terminated and the Merger may be abandoned by the Board of Directors of either BBC or BBC of Palm Beach or both, notwithstanding the approval of this Merger Agreement by the shareholders of BBC, or the consummation of the Merger may be deferred for a reasonable period of time if, in the opinion of the Boards of Directors of BBC and BBC of Palm Beach, such action would be in the best interest of such corporations. In the event of termination of this Merger Agreement, this Merger Agreement shall become void and of no effect and there shall be no liability on the part of either



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Constituent Corporation or its Board of Directors or shareholders with respect thereto, except that BBC shall pay all expenses incurred in connection with the Merger or in respect of this Merger Agreement or relating thereto.

         e. COUNTERPARTS. In order to facilitate the filing and recording of this Merger Agreement, the same may be executed in any number of counterparts, each of which shall be deemed to be an original.

         IN WITNESS WHEREOF, this Merger Agreement, having first been duly approved by the Board of Directors of BBC and BBC of Palm Beach, is hereby executed on behalf of each said corporation and attested by their respective officers thereunto duly authorized.

                                           BBC, INC.,
                                           A FLORIDA CORPORATION



                                           By: /s/ Suzanne Brady
                                               ---------------------------------
                                                   Suzanne Brady, President



                                           BBC GRAPHICS OF PALM BEACH, INC.
                                           A FLORIDA CORPORATION



                                           By: /s/ Suzanne Brady
                                               -----------------
                                                   Suzanne Brady, President



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                                    EXHIBIT A


                               BBC                 BBC Graphics of Palm Beach
Name                       Securities                      Securities
----                       ----------              --------------------------

Suzanne Brady                500                                 500







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